Glacier Bancorp, Inc. Announces Results for the Quarter Ended March 31, 2012

KALISPELL, Mont., April 19, 2012 /PRNewswire/ --

HIGHLIGHTS:

  Net income for the quarter increased 59 percent to $16.3 million and diluted earnings per share increased 64 percent to $0.23 from the prior year first quarter.
  Annualized return on average equity was 7.58 percent for the current quarter compared to 4.95 percent for the prior year first quarter.
  Non-interest deposits increased $28.2 million, or 11 percent annualized, during the current quarter from the prior quarter.
  Dividend declared of $0.13 per share during the quarter.

Results Summary

	Three Months ended
(Unaudited - Dollars in thousands,	March 31,	March 31,
except per share data)	2012	2011

Net income	$16,333	10,285
Diluted earnings per share	$0.23	0.14
Return on average assets (annualized)	0.91%	0.62%
Return on average equity (annualized)	7.58%	4.95%

Glacier Bancorp, Inc. (Nasdaq GS: GBCI) reported net income for the current quarter of $16.3 million, an increase of $6.0 million, or 59 percent, compared to $10.3 million for the prior year first quarter. Diluted earnings per share for the current quarter was $0.23 per share, an increase of 64 percent from the prior year first quarter earnings per share of $0.14. "Our performance continues to move in the right direction, although loan growth remains a formidable challenge for us." said Mick Blodnick, President and Chief Executive Officer. "The reduction in our credit costs was the main driver that led to better earnings this quarter, a trend that we expect should continue this year," Blodnick said.

Asset Summary

				$ Change from	$ Change from
	March 31,	December 31,	March 31,	December 31,	March 31,
(Unaudited - Dollars in thousands)	2012	2011	2011	2011	2011

Cash and cash equivalents	$ 131,757	128,032	98,104	3,725	33,653
Investment securities, available-for-sale	3,239,019	3,126,743	2,705,709	112,276	533,310
Loans receivable
Residential real estate	515,405	516,807	543,229	(1,402)	(27,824)
Commercial	2,283,488	2,295,927	2,404,731	(12,439)	(121,243)
Consumer and other	634,318	653,401	699,026	(19,083)	(64,708)
Loans receivable	3,433,211	3,466,135	3,646,986	(32,924)	(213,775)
Allowance for loan and lease losses	(136,586)	(137,516)	(140,829)	930	4,243
Loans receivable, net	3,296,625	3,328,619	3,506,157	(31,994)	(209,532)

Other assets	574,444	604,512	599,894	(30,068)	(25,450)
Total assets	$ 7,241,845	7,187,906	6,909,864	53,939	331,981

Investment securities increased $112 million, or 4 percent, during the current quarter and increased $533 million, or 20 percent, from March 31, 2011. During the current quarter and previous twelve months, the Company purchased investment securities to primarily offset the lack of loan growth and to maintain interest income. The increase in investment securities for the current quarter occurred primarily in corporate and municipal bonds. Investment securities represent 45 percent of total assets at March 31, 2012 versus 44 percent at December 31, 2011 and 39 percent at March 31, 2011.

At March 31, 2012, the loan portfolio was $3.433 billion, a decrease of $32.9 million, or 1 percent, during the current quarter. During the past twelve months, the loan portfolio decreased $214 million, or 6 percent, from total loans of $3.647 billion at March 31, 2011. The continued downturn in the economy and resulting lack of loan demand were the primary reasons for the decrease in the loan portfolio. Although there was a decrease in the loan portfolio during the current quarter, the Company was encouraged by the slowing rate of decline which hasn't occurred since 2009. The largest decrease in dollars and percentage decrease during the current quarter was in consumer and other loans which decreased $19.1 million, or 3 percent, from December 31, 2011. The decrease in consumer and other loans was primarily driven by the Company reducing its exposure to consumer land and lot loans in combination with customers paying down their lines of credit and reducing other debt. Excluding net charge-offs of $9.6 million and loans transferred to other real estate owned of $11.0 million, loans decreased $12.3 million, or .4 percent, during the current quarter. The Company continues to reduce its exposure to land, lot and other construction loans which totaled $361 million as of March 31, 2012, a decrease of $139 million, or 28 percent, since the prior year first quarter.

Credit Quality Summary

	At or for the Three	At or for the	At or for the Three
	Months ended	Year ended	Months ended
(Unaudited - Dollars in thousands)	March 31, 2012	December 31, 2011	March 31, 2011

Allowance for loan and lease losses
Balance at beginning of period	$137,516	137,107	137,107
Provision for loan losses	8,625	64,500	19,500
Charge-offs	(11,058)	(69,366)	(16,504)
Recoveries	1,503	5,275	726
Balance at end of period	$136,586	137,516	140,829

Other real estate owned	$74,337	78,354	82,594
Accruing loans 90 days or more past due	9,231	1,413	6,578
Non-accrual loans	131,026	133,689	178,402
Total non-performing assets (1)	$214,594	213,456	267,574

Non-performing assets as a percentage
of subsidiary assets	2.91%	2.92%	3.78%

Allowance for loan and lease losses as a
percentage of non-performing loans	97%	102%	76%

Allowance for loan and lease losses as a
percentage of total loans	3.98%	3.97%	3.86%

Net charge-offs as a percentage of total loans	0.28%	1.85%	0.43%

Accruing loans 30-89 days past due	$42,581	49,086	52,402

(1)As of March 31, 2012, non-performing assets have not been reduced by U.S. government guarantees of $3.2 million.

At March 31, 2012, the allowance for loan and lease losses ("allowance") was $137 million, a decrease of $930 thousand from the prior quarter and a decrease of $4.2 million from a year ago. The allowance was 3.98 percent of total loans outstanding at March 31, 2012, compared to 3.97 percent at December 31, 2011. The allowance was 97 percent of non-performing loans at March 31, 2012, a decrease from 102 percent at the prior quarter end and an increase from 76 percent from the prior year first quarter. The non-performing assets of $215 million remained stable compared to the prior quarter and decreased $53.0 million, or 20 percent, from the prior year first quarter. The Company's early stage delinquencies (accruing loans 30-89 days past due) of $42.6 million at March 31, 2012 decreased from the prior quarter early stage delinquencies of $49.1 million and early stage delinquencies of $52.4 million at March 31, 2011. The banks continue to actively manage the disposition of non-performing assets.

The largest category of non-performing assets was the land, lot and other construction category which was $108 million, or 50 percent, of the non-performing assets at March 31, 2012. Included in this category was $50.7 million of land development assets and $31.9 million in unimproved land assets at March 31, 2012. Although land, lot and other construction assets have historically put pressure on the Company's credit quality, the Company has continued to reduce this category. During the current quarter, land, lot and other construction non-performing assets were reduced by $9.4 million, or 8 percent.

Credit Quality Trends and Provision for Loan Losses

				Accruing
				Loans 30-89	Non-Performing
	Provision		ALLL	Days Past Due	Assets to
(Unaudited -	for Loan	Net	as a Percent	as a Percent of	Total Subsidiary
Dollars in thousands)	Losses	Charge-Offs	of Loans	Loans	Assets
Q1 2012	$8,625	9,555	3.98%	1.24%	2.91%
Q4 2011	8,675	9,252	3.97%	1.42%	2.92%
Q3 2011	17,175	18,877	3.92%	0.60%	3.49%
Q2 2011	19,150	20,184	3.88%	1.14%	3.68%
Q1 2011	19,500	15,778	3.86%	1.44%	3.78%
Q4 2010	27,375	24,525	3.66%	1.21%	3.91%
Q3 2010	19,162	26,570	3.47%	1.06%	4.03%
Q2 2010	17,246	19,181	3.58%	0.92%	4.01%

Net charged-off loans during the current quarter of $9.6 million remained stable compared to the prior quarter and decreased $6.2 million, or 39 percent, compared to the prior year first quarter. The current quarter provision for loan losses was $8.6 million, which was nearly the same as the prior quarter and a decrease of $10.9 million from the first quarter of 2011. Loan portfolio growth, composition, average loan size, credit quality considerations, and other environmental factors will continue to determine the level of additional provision for loan loss expense. "As expected, non-performing assets stayed flat this past quarter after a substantial reduction in the prior quarter," Blodnick said. "This past quarter our banks spent most of their time and effort working to position properties for sale and queuing them up in order to resume the disposition of OREO properties along with non-performing loans."

For additional information regarding credit quality and identification of the loan portfolio by regulatory classification, see the exhibits at the end of this press release.

Liability Summary

				$ Change from	$ Change from
	March 31,	December 31,	March 31,	December 31,	March 31,
(Unaudited - Dollars in thousands)	2012	2011	2011	2011	2011

Non-interest bearing deposits	$ 1,039,068	1,010,899	888,311	28,169	150,757
Interest bearing deposits	3,888,750	3,810,314	3,663,999	78,436	224,751
Repurchase agreements	259,290	258,643	250,932	647	8,358
FHLB advances	995,038	1,069,046	960,097	(74,008)	34,941
Other borrowed funds	10,358	9,995	14,135	363	(3,777)
Subordinated debentures	125,311	125,275	125,167	36	144
Other liabilities	60,033	53,507	167,334	6,526	(107,301)
Total liabilities	$ 6,377,848	6,337,679	6,069,975	40,169	307,873

At March 31, 2012, non-interest bearing deposits of $1.039 billion increased $28.2 million, or 3 percent, since December 31, 2011 and increased $151 million, or 17 percent, since March 31, 2011. Interest bearing deposits of $3.889 billion at March 31, 2012 included $649 million of wholesale deposits of which $117 million were reciprocal deposits (e.g., Certificate of Deposit Account Registry System deposits). In addition to reciprocal deposits, wholesale deposits include brokered deposits classified as NOW, money market deposit and certificate accounts. Interest bearing deposits increased $78.4 million, or 2 percent, since December 31, 2011 and included an increase of $41.2 million in wholesale deposits. Interest bearing deposits increased $225 million, or 6 percent, from March 31, 2011 and included an increase of $75.7 million in wholesale deposits. The increase in deposits during the current quarter and throughout 2011 has been driven by the banks' success in generating new personal and business customer relationships, as well as existing customers retaining cash deposits for liquidity purposes due to the continued uncertainty in the current economic environment. These deposit increases have been beneficial to the Company in funding the investment securities portfolio growth at low costs over the prior twelve months.

The Company's level of borrowings has fluctuated as needed to supplement deposit growth and to fund the growth in investment securities. Since the prior quarter end, Federal Home Loan Bank ("FHLB") advances decreased $74.0 million and have increased $34.9 million since March 31, 2011. Included in the other liabilities at March 31, 2011 was a $129 million obligation for securities purchased on March 31, 2011 which were settled in April of 2011.

Stockholders' Equity Summary

				$ Change from	$ Change from
(Unaudited - Dollars in thousands, except	March 31,	December 31,	March 31,	December 31,	March 31,
per share data)	2012	2011	2011	2011	2011

Common equity	$ 822,488	816,740	837,595	5,748	(15,107)
Accumulated other comprehensive income	41,509	33,487	2,294	8,022	39,215
Total stockholders' equity	863,997	850,227	839,889	13,770	24,108
Goodwill and core deposit intangible, net	(113,832)	(114,384)	(156,289)	552	42,457
Tangible stockholders' equity	$ 750,165	735,843	683,600	14,322	66,565

Stockholders' equity to total assets	11.93%	11.83%	12.15%
Tangible stockholders' equity to total tangible assets	10.52%	10.40%	10.12%
Book value per common share	$ 12.01	11.82	11.68	0.19	0.33
Tangible book value per common share	$ 10.43	10.23	9.51	0.20	0.92
Market price per share at end of period	$ 14.94	12.03	15.05	2.91	(0.11)

Tangible stockholders' equity and book value per share increased $14.3 million and $0.20 per share from the prior year end, resulting in tangible stockholders' equity to tangible assets of 10.52 percent and tangible book value per share of $10.43 as of March 31, 2012. The increases came from earnings retention and an increase in accumulated other comprehensive income. Tangible stockholders' equity increased $66.6 million, or $0.92 per share since March 31, 2011, primarily a result of an increase in accumulated other comprehensive income. The $15.1 million decrease in common equity from March 31, 2011 included a third quarter 2011 goodwill impairment charge (net of tax) of $32.6 million.

Cash Dividend

On March 28, 2012, the Company's Board of Directors declared a cash dividend of $0.13 per share, payable April 19, 2012 to shareholders of record on April 10, 2012. Future cash dividends will depend on a variety of factors, including net income, capital, asset quality, general economic conditions and regulatory considerations.

Operating Results for Three Months Ended March 31, 2012 Compared to December 31, 2011 and March 31, 2011

Revenue Summary

	Three Months ended
	March 31,	December 31,	March 31,
(Unaudited - Dollars in thousands)	2012	2011	2011
Net interest income
Interest income	$ 67,884	68,741	68,373
Interest expense	9,598	10,197	11,669
Total net interest income	58,286	58,544	56,704

Non-interest income
Service charges, loan fees, and other fees	11,438	12,134	11,185
Gain on sale of loans	6,813	7,026	4,694
Gain on sale of investments	-	-	124
Other income	2,087	2,857	1,392
Total non-interest income	20,338	22,017	17,395
	$ 78,624	80,561	74,099

Net interest margin (tax-equivalent)	3.73%	3.74%	3.91%

	$ Change from	$ Change from	% Change from	% Change from
	December 31,	March 31,	December 31,	March 31,
(Unaudited - Dollars in thousands)	2011	2011	2011	2011
Net interest income
Interest income	$ (857)	$ (489)	-1%	-1%
Interest expense	(599)	(2,071)	-6%	-18%
Total net interest income	(258)	1,582	0%	3%

Non-interest income
Service charges, loan fees, and other fees	(696)	253	-6%	2%
Gain on sale of loans	(213)	2,119	-3%	45%
Gain on sale of investments	-	(124)	n/m	-100%
Other income	(770)	695	-27%	50%
Total non-interest income	(1,679)	2,943	-8%	17%
	$ (1,937)	$ 4,525	-2%	6%

Net Interest Income

The current quarter net interest income of $58.3 million decreased $258 thousand, or .4 percent, over the prior quarter and increased $1.6 million, or 3 percent, over the prior year first quarter. In spite of the significant collateralized mortgage obligation ("CMO") premium amortization (net of discount accretion) in the current quarter, interest income has remained relatively stable with only small decreases compared to the prior quarter and the prior year first quarter. The current quarter CMO premium amortization was $12.8 million, an increase of $1.3 million over the prior quarter and an increase of $3.2 million over the prior year first quarter. The decrease in interest expense of $599 thousand, or 6 percent, from the prior quarter and the decrease of $2.1 million, or 18 percent, in interest expense from the prior year first quarter was primarily driven by the decrease in interest rates on deposits as a result of the bank subsidiaries' continued focus on reducing funding costs. The funding cost for the current quarter was 72 basis points compared to 77 basis points for the prior quarter and 96 basis points for the prior year first quarter.

The current quarter net interest margin as a percentage of earning assets, on a tax-equivalent basis, was 3.73 percent, a decrease of 1 basis point from the prior quarter net interest margin of 3.74 percent and a decrease of 18 basis points from the prior year first quarter net interest margin of 3.91 percent. Such decreases were a result of the reduction in yields on earning assets, the majority of which was from lower yielding investment securities and the increase in CMO premium amortization during the current quarter. The CMO premium amortization in the current quarter accounted for a 76 basis point reduction in the net interest margin compared to a 69 basis point reduction in the prior quarter and 63 basis point reduction in the net interest margin in the prior year first quarter. As a result of fewer loans moving to non-accrual status and the greater dispositions of existing non-accrual loans, the reversal of interest income on non-accrual loans accounted for only a 1 basis point reduction in the net interest margin during the current quarter. "Once again, the banks continue to do a great job of lowering their funding cost, but it was not enough to offset the contraction in asset yields and the CMO premium amortization," said Ron J. Copher, Chief Financial Officer.

Non-interest Income

Non-interest income for the current quarter totaled $20.3 million, a decrease of $1.7 million over the prior quarter and an increase of $2.9 million over the same quarter last year. Gain on sale of loans decreased $213 thousand, or 3 percent, over the prior quarter as there was a slight reduction in origination volume. However, gain on sale of loans increased $2.1 million, or 45 percent, over the same quarter last year, the result of an increase in refinance activity during the first quarter of 2012 compared to the first quarter of 2011. Service charge fee income decreased $696 thousand from the linked quarter, the majority of which was from lower overdraft fees driven by the increased regulatory restrictions. Service charge fee income increased $253 thousand from the prior year first quarter primarily due to the gain in debit card income as a result of the larger number of deposit accounts and greater volume of transactions. Other income of $2.1 million for the current quarter was a decrease of $770 thousand from the prior quarter and an increase of $695 thousand from the prior year first quarter. Included in other income was operating revenue of $51.2 thousand from other real estate owned and gains of $477 thousand on the sale of other real estate owned, which total $528 thousand for the current quarter compared to $822 thousand for the prior quarter and $268 thousand for the prior year first quarter.

Non-interest Expense Summary

	Three Months ended
	March 31,	December 31,	March 31,
(Unaudited - Dollars in thousands)	2012	2011	2011

Compensation and employee benefits	$ 23,560	21,311	21,603
Occupancy and equipment	5,968	5,890	5,954
Advertising and promotions	1,402	1,588	1,484
Outsourced data processing	846	849	773
Other real estate owned	6,822	12,896	2,099
Federal Deposit Insurance Corporation premiums	1,712	2,010	2,324
Core deposit intangibles amortization	552	557	727
Other expense	8,183	10,029	7,512
Total non-interest expense	$ 49,045	55,130	42,476

	$ Change from	$ Change from	% Change from	% Change from
	December 31,	March 31,	December 31,	March 31,
(Unaudited - Dollars in thousands)	2011	2011	2011	2011

Compensation and employee benefits	$ 2,249	$ 1,957	11%	9%
Occupancy and equipment	78	14	1%	0%
Advertising and promotions	(186)	(82)	-12%	-6%
Outsourced data processing	(3)	73	0%	9%
Other real estate owned	(6,074)	4,723	-47%	225%
Federal Deposit Insurance Corporation premiums	(298)	(612)	-15%	-26%
Core deposit intangibles amortization	(5)	(175)	-1%	-24%
Other expense	(1,846)	671	-18%	9%
Total non-interest expense	$ (6,085)	$ 6,569	-11%	15%

Non-interest expense of $49.0 million for the current quarter decreased by $6.1 million, or 11 percent, from the prior quarter and increased by $6.6 million, or 15 percent, from the prior year first quarter. The changes over the prior quarter and the prior year first quarter were driven primarily by other real estate owned expense. Other real estate owned expense decreased $6.1 million, or 47 percent, from the prior quarter and increased $4.7 million, or 225 percent, from the prior year first quarter. The current quarter other real estate owned expense of $6.8 million included $864 thousand of operating expense, $5.4 million of fair value write-downs, and $549 thousand of loss on sale of other real estate owned. Other real estate owned expense will fluctuate as the Company continues to work through non-performing loans and dispose of foreclosure properties.

Excluding other real estate owned expense, non-interest expense decreased $11 thousand, or 3 basis points, from the prior quarter and increased $1.8 million, or 5 percent, from the prior year first quarter. Compensation and employee benefits increased by $2.2 million, or 11 percent, from the prior quarter and increased $2.0 million, or 9 percent, from the prior year first quarter. Such increases were attributable to a revised Company incentive program and the restoration in 2012 of certain compensation cuts made in 2011. Other expense decreased $1.8 million, or 18 percent, from the prior quarter as a result of decreases in several categories including loan expenses, outside service expense, and expenses associated with New Markets Tax Credit Investments. The banks continue to work diligently in reducing expenses in areas where they have direct control.

Efficiency Ratio

The efficiency ratio for the current quarter was 51 percent compared to 53 percent for the prior year first quarter. The lower efficiency ratio was the result of an increase in net interest income and non-interest income which more than offset the increase in non-interest expense.

About Glacier Bancorp, Inc.

Glacier Bancorp, Inc. is a regional multi-bank holding company providing commercial banking services in 60 communities in Montana, Idaho, Utah, Washington, Wyoming and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and conducts its operations principally through eleven community bank subsidiaries. These subsidiaries include: six banks domiciled in Montana - Glacier Bank of Kalispell, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, and First Bank of Montana of Lewistown; two banks domiciled in Idaho - Mountain West Bank of Coeur d'Alene and Citizens Community Bank of Pocatello; two banks domiciled in Wyoming - 1st Bank of Evanston and First Bank of Wyoming; and one bank domiciled in Colorado - Bank of the San Juans of Durango.

On January 18, 2012, the Company announced it's plans to combine its eleven bank subsidiaries into a single commercial bank. The bank subsidiaries will operate as separate divisions of Glacier Bank under the same names and management teams as before the consolidation. As part of the consolidation, the Company has filed with the appropriate federal and state bank regulators the application to merge the bank subsidiaries. The resulting bank Board of Directors and executive officers will be the Board of Directors and senior management team of Glacier Bancorp, Inc. The consolidation is expected to be completed in early second quarter 2012, following regulatory approvals.

Forward Looking Statements

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about management's plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "should," "projects," "seeks," "estimates" or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements, including those set forth in this news release:

  the risks associated with lending and potential adverse changes of the credit quality of loans in the Company's portfolio, including as a result of declines in the housing and real estate markets in its geographic areas;
  increased loan delinquency rates;
  the risks presented by a continued economic downturn, which could adversely affect credit quality, loan collateral values, other real estate owned values, investment values, liquidity and capital levels, dividends and loan originations;
  changes in market interest rates, which could adversely affect the Company's net interest income and profitability;
  legislative or regulatory changes that adversely affect the Company's business, ability to complete pending or prospective future acquisitions, limit certain sources of revenue, or increase cost of operations;
  costs or difficulties related to the integration of acquisitions;
  the goodwill we have recorded in connection with acquisitions could become impaired, which may have an adverse impact on our earnings and capital;
  reduced demand for banking products and services;
  the risks presented by public stock market volatility, which could adversely affect the market price of our common stock and our ability to raise additional capital in the future;
  competition from other financial services companies in our markets;
  loss of services from the senior management team; and
  the Company's success in managing risks involved in the foregoing.

The Company does not undertake any obligation to publicly correct or update any forward-looking statement if it later becomes aware that actual results are likely to differ materially from those expressed in such forward-looking statement.

Visit our website at www.glacierbancorp.com

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Financial Condition

	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2012	2011	2011

Assets
Cash on hand and in banks	$95,687	104,674	75,471
Interest bearing cash deposits	36,070	23,358	22,633
Cash and cash equivalents	131,757	128,032	98,104

Investment securities, available-for-sale	3,239,019	3,126,743	2,705,709
Loans held for sale	77,528	95,457	23,904

Loans receivable	3,433,211	3,466,135	3,646,986
Allowance for loan and lease losses	(136,586)	(137,516)	(140,829)
Loans receivable, net	3,296,625	3,328,619	3,506,157

Premises and equipment, net	158,646	158,872	152,922
Other real estate owned	74,337	78,354	82,594
Accrued interest receivable	35,487	34,961	33,707
Deferred tax asset	24,511	31,081	37,962
Core deposit intangible, net	7,732	8,284	10,030
Goodwill	106,100	106,100	146,259
Non-marketable equity securities	49,699	49,694	65,040
Other assets	40,404	41,709	47,476

Total assets	$7,241,845	7,187,906	6,909,864

Liabilities
Non-interest bearing deposits	$1,039,068	1,010,899	888,311
Interest bearing deposits	3,888,750	3,810,314	3,663,999
Securities sold under agreements to repurchase	259,290	258,643	250,932
Federal Home Loan Bank advances	995,038	1,069,046	960,097
Other borrowed funds	10,358	9,995	14,135
Subordinated debentures	125,311	125,275	125,167
Accrued interest payable	5,318	5,825	6,790
Other liabilities	54,715	47,682	160,544
Total liabilities	6,377,848	6,337,679	6,069,975

Stockholders' Equity
Preferred shares, $0.01 par value per share, 1,000,000
shares authorized, none issued or outstanding	-	-	-
Common stock, $0.01 par value per share, 117,187,500
shares authorized	719	719	719
Paid-in capital	641,647	642,882	642,876
Retained earnings - substantially restricted	180,122	173,139	194,000
Accumulated other comprehensive income	41,509	33,487	2,294
Total stockholders' equity	863,997	850,227	839,889
Total liabilities and stockholders' equity	$7,241,845	7,187,906	6,909,864

Number of common stock shares issued and outstanding	71,915,073	71,915,073	71,915,073

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months ended March 31,
(Dollars in thousands, except per share data)	2012	2011

Interest Income
Residential real estate loans	$7,784	8,716
Commercial loans	31,041	33,058
Consumer and other loans	9,170	10,450
Investment securities	19,889	16,149
Total interest income	67,884	68,373

Interest Expense
Deposits	4,954	7,088
Securities sold under agreements to repurchase	299	357
Federal Home Loan Bank advances	3,381	2,548
Federal funds purchased and other borrowed funds	62	33
Subordinated debentures	902	1,643
Total interest expense	9,598	11,669

Net Interest Income	58,286	56,704

Provision for loan losses	8,625	19,500
Net interest income after provision for loan losses	49,661	37,204

Non-Interest Income
Service charges and other fees	10,492	10,208
Miscellaneous loan fees and charges	946	977
Gain on sale of loans	6,813	4,694
Gain on sale of investments	-	124
Other income	2,087	1,392
Total non-interest income	20,338	17,395

Non-Interest Expense
Compensation and employee benefits	23,560	21,603
Occupancy and equipment	5,968	5,954
Advertising and promotions	1,402	1,484
Outsourced data processing	846	773
Other real estate owned	6,822	2,099
Federal Deposit Insurance Corporation premiums	1,712	2,324
Core deposit intangibles amortization	552	727
Other expense	8,183	7,512
Total non-interest expense	49,045	42,476

Income Before Income Taxes	20,954	12,123

Federal and state income tax expense	4,621	1,838

Net Income	$16,333	10,285

Basic earnings per share	$0.23	0.14
Diluted earnings per share	$0.23	0.14
Dividends declared per share	$0.13	0.13
Average outstanding shares - basic	71,915,073	71,915,073
Average outstanding shares - diluted	71,915,130	71,915,073

Glacier Bancorp, Inc.
Average Balance Sheet

	Three Months ended 3/31/12			Three Months ended 3/31/11
			Average			Average
	Average	Interest &	Yield/	Average	Interest &	Yield/
(Unaudited - Dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets
Residential real estate loans	$ 584,758	7,784	5.32%	$ 601,640	8,716	5.79%
Commercial loans	2,290,236	31,041	5.44%	2,411,846	33,058	5.56%
Consumer and other loans	639,302	9,170	5.75%	702,248	10,450	6.03%
Total loans (1)	3,514,296	47,995	5.48%	3,715,734	52,224	5.70%
Tax-exempt investment securities (2)	867,621	9,673	4.46%	583,904	6,778	4.64%
Taxable investment securities (3)	2,382,119	10,216	1.72%	1,936,316	9,371	1.94%
Total earning assets	6,764,036	67,884	4.03%	6,235,954	68,373	4.45%
Goodwill and intangibles	114,138			156,703
Non-earning assets	358,294			284,631
Total assets	$ 7,236,468			$ 6,677,288

Liabilities
NOW accounts	$ 830,821	369	0.18%	$ 748,058	525	0.28%
Savings accounts	427,129	91	0.09%	374,031	148	0.16%
Money market deposit accounts	874,239	600	0.28%	878,391	1,106	0.51%
Certificate accounts	1,071,999	3,285	1.23%	1,082,083	4,483	1.68%
Wholesale deposits (4)	643,507	609	0.38%	537,008	826	0.62%
FHLB advances	1,011,711	3,381	1.34%	946,997	2,548	1.09%
Repurchase agreements
and other borrowed funds	456,340	1,263	1.11%	387,060	2,033	2.13%
Total interest bearing liabilities	5,315,746	9,598	0.72%	4,953,628	11,669	0.96%
Non-interest bearing deposits	1,003,604			851,900
Other liabilities	50,850			29,436
Total liabilities	6,370,200			5,834,964

Stockholders' Equity
Common stock	719			719
Paid-in capital	642,869			643,937
Retained earnings	181,972			194,596
Accumulated other
comprehensive income	40,708			3,072
Total stockholders' equity	866,268			842,324
Total liabilities and
stockholders' equity	$ 7,236,468			$ 6,677,288

Net interest income		$ 58,286			$ 56,704
Net interest spread			3.31%			3.49%
Net interest margin			3.46%			3.69%
Net interest margin (tax-equivalent)			3.73%			3.91%

(1)	Total loans are gross of the allowance for loan and lease losses, net of unearned income and include loans held for sale.
Non-accrual loans were included in the average volume for the entire period.
(2)	Excludes tax effect of $4,282,000 and $3,001,000 on tax-exempt investment security income for the three months ended March 31, 2012 and 2011, respectively.
(3)	Excludes tax effect of $386,000 and $392,000 on investment security tax credits for the three months ended March 31, 2012 and 2011, respectively.
(4)	Wholesale deposits include brokered deposits classified as NOW, money market deposit and certificate accounts, including reciprocal deposits.

Glacier Bancorp, Inc.
Loan Portfolio by Regulatory Classification

	Loans Receivable, by Loan Type			% Change	% Change
	Balance	Balance	Balance	from	from
(Unaudited - Dollars in thousands)	3/31/12	12/31/11	3/31/11	12/31/11	3/31/11
Custom and owner
occupied construction	$38,540	35,422	37,841	9%	2%
Pre-sold and spec construction	50,699	58,811	55,817	-14%	-9%
Total residential construction	89,239	94,233	93,658	-5%	-5%

Land development	98,315	103,881	172,134	-5%	-43%
Consumer land or lots	118,689	125,396	144,885	-5%	-18%
Unimproved land	61,462	66,074	79,234	-7%	-22%
Developed lots for operative builders	23,910	25,180	29,543	-5%	-19%
Commercial lots	26,228	26,621	29,334	-1%	-11%
Other construction	32,503	34,346	44,588	-5%	-27%
Total land, lot, and other construction	361,107	381,498	499,718	-5%	-28%

Owner occupied	709,979	697,131	685,484	2%	4%
Non-owner occupied	445,118	436,021	434,179	2%	3%
Total commercial real estate	1,155,097	1,133,152	1,119,663	2%	3%

Commercial and industrial	399,889	408,054	416,343	-2%	-4%

1st lien	667,341	688,455	659,480	-3%	1%
Junior lien	92,578	95,508	99,898	-3%	-7%
Total 1-4 family	759,919	783,963	759,378	-3%	0%

Home equity lines of credit	342,693	350,229	374,949	-2%	-9%
Other consumer	107,933	109,235	112,499	-1%	-4%
Total consumer	450,626	459,464	487,448	-2%	-8%

Agriculture	146,943	151,031	149,689	-3%	-2%
Other	147,919	150,197	144,993	-2%	2%
Loans held for sale	(77,528)	(95,457)	(23,904)	-19%	224%

Total	$3,433,211	3,466,135	3,646,986	-1%	-6%

Glacier Bancorp, Inc.
Credit Quality Summary

				Non-	Accruing	Other
	Non-performing Assets, by Loan Type			Accruing	Loans 90 Days	Real Estate
(Unaudited -	Balance	Balance	Balance	Loans	or More Past Due	Owned
Dollars in thousands)	3/31/12	12/31/11	3/31/11	3/31/12	3/31/12	3/31/12
Custom and owner
occupied construction	$2,688	1,531	2,362	1,825	-	863
Pre-sold and spec construction	9,085	5,506	12,410	5,627	358	3,100
Total residential construction	11,773	7,037	14,772	7,452	358	3,963

Land development	50,746	56,152	82,465	26,544	2,385	21,817
Consumer land or lots	8,271	8,878	12,763	2,567	304	5,400
Unimproved land	31,891	35,771	42,755	18,807	255	12,829
Developed lots for operative
builders	8,918	9,001	7,079	6,438	652	1,828
Commercial lots	2,643	2,032	2,630	548	449	1,646
Other construction	5,128	5,133	4,302	217	-	4,911
Total land, lot and
other construction	107,597	116,967	151,994	55,121	4,045	48,431

Owner occupied	20,818	23,931	23,104	11,479	1,287	8,052
Non-owner occupied	3,645	4,897	12,694	2,211	-	1,434
Total commercial real estate	24,463	28,828	35,798	13,690	1,287	9,486

Commercial and industrial	12,818	12,855	17,577	11,915	371	532

1st lien	29,199	31,083	30,336	20,643	156	8,400
Junior lien	10,749	2,506	2,568	10,749	-	-
Total 1-4 family	39,948	33,589	32,904	31,392	156	8,400

Home equity lines of credit	6,607	6,361	5,697	6,195	154	258
Other consumer	307	360	641	207	12	88
Total consumer	6,914	6,721	6,338	6,402	166	346

Agriculture	10,738	7,010	7,112	4,964	2,848	2,926
Other	343	449	1,079	90	-	253

Total	$214,594	213,456	267,574	131,026	9,231	74,337

	Accruing 30-89 Days Delinquent Loans, by Loan Type
(Unaudited -	Balance	Balance	Balance
Dollars in thousands)	3/31/12	12/31/11	3/31/11
Custom and owner
occupied construction	$415	-	-
Pre-sold and spec construction	303	250	2,968
Total residential construction	718	250	2,968

Land development	870	458	2,874
Consumer land or lots	3,844	1,801	6,294
Unimproved land	117	1,342	3,473
Developed lots for operative
builders	253	1,336	324
Commercial lots	-	-	403
Other construction	122	-	525
Total land, lot and
other construction	5,206	4,937	13,893

Owner occupied	12,003	8,187	6,027
Non-owner occupied	2,116	1,791	711
Total commercial real estate	14,119	9,978	6,738

Commercial and industrial	4,490	4,637	3,712

1st lien	10,861	14,405	19,590
Junior lien	1,815	6,471	477
Total 1-4 family	12,676	20,876	20,067

Home equity lines of credit	2,609	3,416	2,862
Other consumer	915	1,172	1,308
Total consumer	3,524	4,588	4,170

Agriculture	1,174	3,428	776
Other	674	392	78

Total	$42,581	49,086	52,402

Glacier Bancorp, Inc.
Credit Quality Summary (continued)

	Net Charge-Offs (Recoveries), Year-to-Date
	Period Ending, By Loan Type
(Unaudited -	Balance	Balance	Balance	Charge-Offs	Recoveries
Dollars in thousands)	3/31/12	12/31/11	3/31/11	3/31/12	3/31/12
Custom and owner
occupied construction	$-	206	97	-	-
Pre-sold and spec construction	1,919	4,069	2,735	2,013	94
Total residential construction	1,919	4,275	2,832	2,013	94

Land development	1,236	17,055	3,511	1,467	231
Consumer land or lots	1,195	7,456	1,751	1,304	109
Unimproved land	130	4,047	1,776	321	191
Developed lots for operative
builders	394	943	129	397	3
Commercial lots	(120)	237	267	-	120
Other construction	-	1,568	-	-	-
Total land, lot and
other construction	2,835	31,306	7,434	3,489	654

Owner occupied	1,372	3,815	890	1,404	32
Non-owner occupied	546	3,861	-	549	3
Total commercial real estate	1,918	7,676	890	1,953	35

Commercial and industrial	334	7,871	1,344	691	357

1st lien	893	7,031	2,309	951	58
Junior lien	1,176	1,663	615	1,335	159
Total 1-4 family	2,069	8,694	2,924	2,286	217

Home equity lines of credit	346	3,261	285	371	25
Other consumer	36	615	31	151	115
Total consumer	382	3,876	316	522	140

Agriculture	-	134	(1)	-	-
Other	98	259	39	104	6
Total	$9,555	64,091	15,778	11,058	1,503

CONTACT: Michael J. Blodnick, +1-406-751-4701, or Ron J. Copher, +1-406-751-7706, both for Glacier Bancorp, Inc.